UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 15, 2004

METRIC PARTNERS GROWTH SUITE INVESTORS, L.P., a California Limited Partnership

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation or Organization)

0-17660	94-3050708

(Commission File Number)	(IRS Employer Identification No.)

One California Street, San Francisco, California	94111-5415

(Address of Principal Executive Offices)	(Zip Code)

(415) 678-2000
(800) 347-6707 in all states

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 15, 2004, Metric Partners Growth Suite Investors, L.P., a California Limited Partnership (“Registrant”), entered into an Agreement of Settlement and Mutual Release dated November 12, 2004 (the “Settlement Agreement”) among Registrant, Kenneth E. Nelson (“Nelson”), Susan B. Nelson, Nashville Lodging Company, 2300 Elm Hill Pike, Inc., Nashville Residence Corporation and GP Credit Co., LLC (collectively, the “Nelson Parties”). There is no material relationship between Registrant and any of the Nelson Parties apart from the Settlement Agreement and certain lawsuits between Registrant and certain of the Nelson Parties, with which the Settlement Agreement is concerned.

Since 1991, Nelson and /or certain of the other Nelson Parties have made claims and filed and prosecuted lawsuits against Registrant and certain of its affiliates, including Orlando Residence Ltd. vs. 2300 Elm Hill Pike, Inc. and Nashville Lodging Company vs. Metric Partners Growth Suite Investors, L.P. (the “Tennessee Case”). Registrant has during such period also made claims and filed and prosecuted lawsuits against Nelson and certain of the other Nelson Parties, In addition to the Tennessee Case, some or all of the parties to the Settlement Agreement have asserted claims against the other parties thereto in various other litigation (the “Other Litigation”). All of such litigation has been previously disclosed by Registrant in its annual and quarterly reports.

With regard to the Tennessee Case, the Court of Appeals of Tennessee on June 30, 2004 ruled in favor of Registrant, affirming a lower court judgment in favor of Registrant. The Nelson Parties that are plaintiffs in the Tennessee Case (the “Tennessee Case Plaintiffs”) on September 20, 2004 filed an application for permission to appeal to the Tennessee Supreme Court (the “Appeal Application”). Registrant has filed a response opposing this application.

Registrant and the Nelson Parties have entered into the Settlement Agreement in order to settle the claims asserted in the Tennessee Case and the Other Litigation and any and all other claims that Registrant, on the one hand, and the Nelson Parties, on the other hand, may have against each other.

Pursuant to the Settlement Agreement, Registrant has agreed to deposit $150,000 (the “Settlement Amount”) in the registry of the United States District Court for the Eastern District of Wisconsin within three business days of entry of certain court orders permitting such deposit. In the event such orders are not entered by December 15, 2004 and the Tennessee Case Plaintiffs so elect prior to such date, Registrant shall pay the Settlement Amount to the receiver who has been appointed with regard to a lawsuit pending in Tennessee brought by a creditor of Nelson against NLC and other of the Nelson Parties.

If neither of the conditions to payment of the Settlement Amount described in the immediately preceding paragraph is met by December 15, 2004, the Settlement Agreement shall be null and void. If, however, one of the conditions is met, Registrant shall deposit the Settlement Amount with the appropriate party and the following shall occur:

     1. Registrant and the Tennessee Case Plaintiffs shall dismiss the Appeal Application, thereby allowing the judgment in the Tennessee Case to become final;

     2. The appropriate Nelson Parties shall dismiss, with prejudice, all claims asserted in the Other Litigation;

     3. The Nelson Parties shall release and discharge Registrant and the defendants in the Other Litigation and various persons and entities related to Registrant from any and all causes of action and claims of any nature, whether known or unknown by the claimant, arising from the beginning of time to the execution of the Settlement Agreement; and

     4. Registrant shall release and discharge the Nelson Parties and various persons and entities related to the Nelson Parties from any and all causes of action and claims of any nature, whether known or unknown by the claimant, arising from the beginning of time to the execution of the Settlement Agreement.

The parties to the Settlement Agreement have agreed to notify the Tennessee Supreme Court of the Settlement Agreement and to request the Court to refrain from ruling on the Appeal Application for 30 days. However, if the Court does act on the Appeal Application prior to its withdrawal pursuant to the Settlement Agreement, such action shall not affect the parties’ obligations under the Settlement Agreement.

No party to the Settlement Agreement has admitted any liability to any other party by virtue of entering into the Settlement Agreement and all parties have acknowledged that the Settlement Agreement has been entered into solely for the purpose of avoiding costly and protracted litigation between the parties.

No assurance can be given that the condition to the effectiveness of the Settlement Agreement will be met.

The foregoing is a summary of the terms, which summary is qualified in its entirety by the terms of the Settlement Agreement. A copy of the Settlement Agreement is attached hereto as Exhibit 10.1.

Item 8.01 Other Events.

The information in this item 8.01 of this Current Report (a) is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section and (b) shall not be incorporated by reference into any registration statement or other document filed with the Commission.

On November 15, 2004, Registrant issued a press release with respect to the execution of the above-described Settlement Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

10.1	Agreement of Settlement and Mutual Release dated November 12, 2004, executed and delivered by Registrant on November 15, 2004
99.1	Press release dated November 15, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METRIC PARTNERS GROWTH SUITE INVESTORS, L.P., a California Limited Partnership
By:	Metric Realty,
an Illinois general partnership,
its Managing General Partner

	By:	/s/ William A. Finelli
William A. Finelli
Date: November 16, 2004		Chief Financial Officer